Exhibit 5.1

December 3, 2014

Springleaf Holdings, Inc.

Springleaf Finance Corporation

601 N.W. Second Street

Evansville, Indiana 47708

RE: Issuance of 5.25% Notes due 2019

Ladies and Gentlemen:

I am Senior Vice President and Secretary of Springleaf Finance Corporation, an Indiana corporation (“SFC”), and I am delivering this opinion in connection with the public offering of $700,000,000 of SFC’s 5.25% Senior Notes due 2019 (the “Notes”) to be issued under the Indenture, dated as of the date hereof (the “Base Indenture”), among SFC, Springleaf Holdings, Inc., a Delaware corporation, as guarantor (“SHI”) and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof (together with the Base Indenture, the “Indenture”), among SFC, SHI and the Trustee. On November 25, 2014, SFC and SHI entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets, Inc., as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by SFC to the Underwriters of the Notes and the guarantee of the Notes  issued by SHI (the “SHI Guarantee” and, together with the Notes, the “Securities”). The Underwriting Agreement, the Indenture and the Note Certificates (as defined below) are referred to herein collectively as the “Transaction Agreements.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)                                 the registration statement on Form S-3 (File No. 333-200408-01) of SFC relating to the Securities filed with the Securities and Exchange Commission (the “Commission”) on November 20, 2014 under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (the “Registration Statement”);

(b)                                 an executed copy of the Indenture;

(c)                                  an executed copy of the Underwriting Agreement;

(d)                                 an executed copy of the global certificates evidencing the Notes (the “Note Certificates”) delivered by SFC to the Trustee for authentication and delivery;

(e)                                  a copy of the Articles of Incorporation of SFC, certified by the Secretary of State of the State of Indiana;

(f)                                   a copy of the Amended and Restated By-Laws of SFC in effect as of the date hereof; and

(g)                                  a copy of certain resolutions of the Board of Directors of SFC, adopted on November 19, 2014.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of SFC and SHI and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of SFC, SHI and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions stated below.

In my examination, I have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of SFC, SHI and others and of public officials.

The Indenture provides that it is governed by the laws of the State of New York.  To the extent that the opinions expressed herein relate to matters governed by the laws of the State of New York or the General Corporation Law of the State of Delaware (the “DGCL”), I have relied, with their permission, as to all matters of New York law and the DGCL, on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP dated the date hereof, which is filed herewith as Exhibit 5.2 to SFC’s Current Report on Form 8-K dated the date hereof, and my opinion is subject to the exceptions, qualifications and assumptions contained in such opinion.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.                                             The Note Certificates constitute valid and binding obligations of SFC enforceable against SFC in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and will be entitled to the benefits of the Indenture.

2.                                             The SHI Guarantee constitutes a valid and binding obligation of SHI, enforceable against SHI in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to SFC’s and SHI’s Current Reports on Form 8-K, dated the date hereof. I also hereby consent to the use of my name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

By:	/s/ Jack R. Erkilla
Jack R. Erkilla
Senior Vice President and
Secretary